Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

Accelerize Inc.

We consent to the use of our report dated March 19, 2015 with respect to the consolidated balance sheets of Accelerize Inc. as of December 31, 2014 and 2013 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2014, which report appears in the December 31, 2014 Annual Report on SEC Form 10-K of Accelerize Inc. incorporated by reference herein, and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-3.

/s/ RBSM LLP

New York, New York

September 10, 2015